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Exhibit 1

Wood River Capital Management, L.L.C. is an investment adviser and is the investment adviser to Wood River Partners, L.P. Wood River Partners L.P. is principally engaged in the business of making investments. Wood River Associates, L.L.C. is the general partner of Wood River Partners L.P. John H. Whittier was the controlling owner and manager of the Wood River Capital Management, L.L.C. and Wood River Associates, L.L.C. As reported herein, Arthur Steinberg is the Receiver of Wood River Capital Management, L.L.C., Wood River Associates, L.L.C., Wood River Partners, L.P. and Wood River Partners Offshore, Ltd. pursuant to the Order.